EXHIBIT 2
                              SEVERANCE AGREEMENT

     AGREEMENT, dated the 31st day of March, 1995, between BEST POWER TECHNOLOGY, INCORPORATED, a Delaware corporation (the "Company"), and STEVE J. PAUL ("Paul").

                                    RECITALS

     WHEREAS, Paul's employment as Chief Executive Officer of the Company, pursuant to the Employment Agreement dated May 17, 1993, as amended by the Amendment to Employment Agreement dated as of June 23, 1994, each between the Company and Paul (collectively, the "Employment Agreement"), was terminated as of January 26, 1995; and

     WHEREAS, the Company and Paul desire to fully and finally compromise and settle all differences between them relating to the employment of Paul with the Company and the termination of that employment.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein made, it is agreed as follows:

     1.   Severance and Settlement Payments.
          ---------------------------------

     (a) On the date of the Company's receipt of a counterpart hereof executed by Paul, the Company shall make wire transfers of the following amounts into the Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. Client Trust Fund for the benefit of Paul:

     (i) In severance and in payment of Paul's alleged contractual and other claims not covered in clause (ii) below, an amount equal to $338,000, less appropriate employment and income tax withholding; and

     (ii) In settlement of Paul's alleged personal injury claims, an amount equal to $95,000. The Company will not issue a Form 1099 or a Form W-2 in connection with the amount specified in this clause (ii);

provided, that such amounts shall not be released to Paul until following the
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close of business on the Effective Date (as defined in Section 11 hereof) and unless the conditions specified in Section 16 shall have been satisfied.

     (b) The Company makes no representation or warranty to Paul concerning the employment or income tax character or consequences (including any related penalties and interest) to Paul of any of the above payments; and it is further understood and agreed that any future employment or income tax consequences (including any related penalties and interest) that may be imposed on or asserted against Paul will not provide a basis to set aside or in any way alter this Agreement or the payments to be made hereunder, and that Paul shall be solely responsible for paying any such taxes that may be imposed or asserted by any such taxing authority.
























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     (c)  This Agreement shall not be construed to render Paul a "prevailing party" within the meaning of Sec. 706(k) of Title VII of the Civil Rights Act of 1964, 42 U.S.C. Sec. 2000e-5(k); the Wisconsin Fair Employment Act, Wis. Stat. Sec. 111.31 et seq.; or any other federal, state, county or municipal statute, ordinance or other law, precedent or practice providing for or allowing attorneys' fees and/or costs; nor shall this Agreement be deemed to constitute a factor supporting the award of attorneys' fees and/or costs under any thereof. Paul shall be solely responsible for the payment of all his legal fees and expenses with respect to this Agreement and all other matters concerning the Company.

     (d) Through May 17, 1996, the Company shall use its best efforts to obtain and keep in full force and effect group health, dental and life insurance coverage for the benefit of Paul and his dependents, on the same basis and with the same payments and co-payments as such coverage is now provided for executive employees of the Company; provided that (i) the period from May 18, 1996 through November 17, 1997 shall constitute the eighteen (18) month continuation coverage period for Paul and his qualifying beneficiaries under Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) the Company's performance of this covenant shall be deemed to satisfy any health insurance continuation coverage obligations of the Company
through   November 17,  1997 under Code Section 4980B with respect to Paul and his qualifying beneficiaries.

     (e) Paul hereby acknowledges that he has received all payments due to him from the Company in respect of the Employment Agreement or otherwise through the date of this Agreement, and Paul further acknowledges that this consideration and the payments to be remitted to him on the Effective Date or thereafter to the extent specified in this Agreement are being provided in return for his accepting the terms and conditions hereof, including a release, covenants not to sue, disclose or compete and not revoking under Section 11 so that this Agreement becomes effective. Paul hereby acknowledges that such consideration is in part in lieu of that to which he may be entitled to under any Company plan or policy.

     (f) Paul also acknowledges that all of the options to purchase shares of the Company's common stock heretofore granted to Paul under the Best Power Technology, Incorporated 1993 Stock Option Plan have terminated and are void and that the Company shall no longer be obligated to pay any salary, bonus or premiums on Paul's whole life insurance policy with a face amount of $2,300,000 or make any other payment to or for the benefit of Paul as set forth in the Employment Agreement.

     (g) The Company agrees that through May 17, 1996 Paul shall be accorded the published discount on products of the Company granted to its executive employees generally.

     (h) The Company agrees that, in the event the Company proposes to amend Article Eight of its Certificate of Incorporation in a manner that would reduce or eliminate the indemnification provided by the Company to its officers and directors, the Company

























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will prior to or concurrently with the effectiveness of any such amendment provide to Paul a written indemnity agreement obligating the Company to indemnify Paul to the same extent he is now indemnified under Article Eight of the Certificate of Incorporation.

     (i) The Company hereby grants to Paul an option to purchase 21,533 shares of the Company's common stock pursuant to the Company's Director Stock Option Plan at a price per share equal to $13.48, exercisable during the ninety day period commencing on May 17, 1996 by notice to the Company and payment of the indicated exercise price against delivery of the shares bearing appropriate legends unless such shares are then the subject of an effective registration statement. Notwithstanding the foregoing, such option shall terminate and be null and void with no compensation to Paul therefor in the event that (x) the Company's Board of Directors approves a Transaction (as defined in Section 1(j)), (y) such Transaction is completed on or before October 15, 1995 and (z) the cash amount described in such Section is paid to Paul.

     (j) Subject to satisfaction of the conditions specified below, the Company hereby grants to Paul the right to receive in cash the positive amount, if any, equal to the product of (A) 21,533 and (B) the positive difference, if any, determined by subtracting (w) $13.48 from (x) the Average Value Received for each share of the Company's common stock in a Transaction. As used herein, the term "Transaction" means a sale of all or substantially all of the Company's assets, the completion of a tender offer for at least 80% of the Company's issued and outstanding capital stock in a manner approved by its Board of Directors, a merger to which the Company is a party and pursuant to which its stockholders immediately prior to such merger own less than half of the issued and outstanding capital stock of the entity resulting from such transaction, or any similar transaction involving in substance a sale of the Company; and the term "Average Value Received" means (y) the aggregate fair market value of all cash and securities received in a Transaction, valued as of the time of such receipt and through the use of valuation techniques approved by the Company's Board of Directors, divided by (z) the number of shares of the Company's common stock with respect to which such consideration is payable, whether in one or more steps. The foregoing grant to Paul is subject to the conditions that (1) the final announced step of a Transaction must be completed on or prior to October 15, 1995, and (2) in the event that the other party to the Transaction and the Company's Board of Directors both determine to account for such Transaction as a pooling of interests, such payment must not adversely affect such characterization (and if it would adversely affect such characterization, the foregoing grant to Paul shall be null and void and Paul shall receive no compensation therefor). If such cash amount is payable, it shall be paid to Paul upon completion of the final step of the related Transaction (or, at the election of the other party to such Transaction, at such earlier time as it may choose to make such payment).

     (k) The Company shall use its reasonable best efforts to hold regular meetings of its Board of Directors at least once each calendar quarter. Prior to each such meeting, a full agenda and other discussion materials will be circulated to all Directors; and drafts of the minutes


























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of each such meeting will be circulated to all Directors promptly thereafter.

     2.   Confidentiality of Information; Covenant Not to Compete.
          -------------------------------------------------------

     (a) Notwithstanding the termination of the Employment Agreement and his employment thereunder, Paul shall be subject to the confidentiality and noncompetition obligations set forth in the Company's Employee Confidentiality, Invention, and Copyright Agreement and the Employment Agreement, respectively, except that all of Paul's obligations not to compete with the Company shall expire on May 17, 1998. In addition, Paul shall not disclose the terms of this Agreement to anyone other than his wife, attorney or tax advisor except as required by law, and he shall advise such persons that they may not disclose the terms of this Agreement to anyone except as required by law. The parties agree that, promptly following the Effective Date, the Company shall be entitled to issue a press release in substantially the form of Annex I hereto. The Company agrees that it will not issue any other press release or make any other public disclosure concerning this Agreement without Paul's prior written consent except as set forth in such press release or, to the extent additionally required by law, a factual description of the existence and terms of this Agreement and/or the inclusion of this Agreement as an exhibit to the Company's filings with the Securities and Exchange Commission.

     (b) Paul shall refrain from publishing or communicating, whether orally or in writing, any remarks disparaging or derogatory of the Company or any of its employees, officers, directors or shareholders, including, without limitation, any remarks concerning the business affairs of the Company or the character or qualifications of any such individuals. The Company shall refrain from publishing or communicating (and the Company shall advise the members of its Board of Directors that they may not publish or communicate), whether orally or in writing, any remarks disparaging or derogatory of Paul, including, without limitation, any remarks concerning his character or qualifications. Each party to this Agreement shall refrain from directly or indirectly causing, encouraging, soliciting or otherwise participating with any other person, entity or group to take any action which such party is prohibited from taking under this Agreement.

     3.   Release.
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     (a)  Except as provided in Sections 1(g) and 5, Paul hereby releases, and hereby waives any claims or rights that he may have against, the Company or any of its employees, officers, directors or agents for any act or omission that occurs before the Effective Date of this Agreement, including, without limitation, any liability or obligation for any expense, damage or loss that he might otherwise claim based on the following:

          (1) his employment with the Company or the termination of that employment;

          (2)  any Company policy, plan, practice, contract or



























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          agreement, including, without limitation, the Employment Agreement, the Best Power Technology, Incorporated 1993 Stock Option Plan and the Best Power Technology, Incorporated Annual Incentive Plan;

          (3)  any tort alleged by, or personal injury sustained by, him;

          (4) any policies, practices, laws or agreements governing the payment of wages, commissions or other compensation;

          (5) any laws governing employment discrimination including, but not limited to, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act and the Wisconsin Fair Employment Act;

          (6) any laws or agreements that provide for punitive, exemplary or statutory damages; and

          (7) any laws or agreements that provide for payment of attorney fees, costs or expenses.

     Paul understands that his release of the Company and its employees, officers, directors and agents and his waiver of these claims applies to his heirs, estate, executors, administrators and representatives, and he hereby represents that he has not assigned any such claims or authorized any other person or entity to assert such claims on his or their behalf.

     This Agreement does not prevent Paul from asserting any legal rights he may have as a shareholder of the Company or from discharging any duties he may have as a Director of the Company.

     (b) The Company hereby releases, and hereby waives any claims or rights that it may have against, Paul for any act or omission that occurred before the Effective Date of this Agreement. The Company understands that its release of Paul and its waiver of such claims applies to its successors and assigns, and the Company hereby represents that it has not assigned any such claims or authorized any other person or entity to assert such claims on its behalf.


     4.   No Entitlement.     Paul hereby resigns as an officer and director of
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each subsidiary of the Company.  Paul shall not now or hereafter be entitled to employment or reemployment with the Company or any subsidiary or to a directorship with any subsidiary. Notwithstanding any other provision of this Agreement, the Company may reemploy Paul if mutually agreed.

     5.   Claims Not Waived.   This Agreement does not waive any claims that
          -----------------                        ---
Paul may have arising under (a) any worker's compensation law, or any plan currently maintained by the Company that provides for retirement benefits; (b) this Agreement; or (c)




























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the Certificate of Incorporation or By-laws of the Company.

     6.   Nonadmission.  Nothing in this Agreement is meant to suggest that the
          ------------
Company or Paul has violated any law or contract, that Paul has any valid claim against the Company or that the Company has any valid claim against Paul.

     7.   Voluntary Agreement.  Paul hereby acknowledges and states that he has
          -------------------
entered into this Agreement knowingly and voluntarily.

     8.   Consulted An Attorney.   Paul hereby represents that he has consulted
          ---------------------
with an attorney of his choice about this Agreement and any matter that it covers before signing this Agreement.

     9.   Covenant Not to Sue.
          -------------------

     (a) Paul understands that this Agreement prohibits him from initiating a lawsuit against the Company or any of its employees, officers, directors or agents for any claim waived or released in Section 3, and prohibits him from recovering any amounts or obtaining any remedy for himself for any claim waived or released in Section 3 through an action or proceeding brought by others.

     (b) The Company understands that this Agreement prohibits the Company from initiating a lawsuit against Paul for any claim waived or released in
Section 3, and prohibits the Company from recovering any amount or obtaining any remedy for the Company for any claim waived or released in Section 3 through an action or proceeding brought by others.

     10.  Complete Agreement.   This document contains the entire agreement
          ------------------
between Paul and the Company relating to the subject matter hereof. This Agreement supersedes and displaces any prior agreements and discussions between Paul and the Company relating to such matters, and neither Paul nor the Company may rely on any such prior agreements or discussions. No waiver or amendment to this Agreement shall be effective unless in writing, signed by the party or parties to be bound.

     11.  Effective Date and Revocation.  This Agreement shall not be effective
          -----------------------------
until seven (7) days after it has been signed and dated by Paul and sent to the Company or its representative (such seventh day after Paul's signing, dating and sending of this Agreement being the "Effective Date" hereof), provided that the Company's offer represented by this Agreement shall be revoked unless this Agreement is so signed, dated and sent prior to 5:00 p.m. (Milwaukee time) on March 31, 1995. Until the Effective Date, Paul may revoke his acceptance of this Agreement by delivering to the Secretary of the Company and to Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., a written statement stating that he wishes to revoke this Agreement or not be bound by it. In such event, or in the event that the conditions specified in Section 16 are not timely satisfied, neither party shall be bound hereby, all agreements of the parties herein shall be deemed void ab initio, and Paul shall cause the funds deposited
                            -- ------
into escrow pursuant to Section 1(a) to be forthwith returned to the Company with interest.


























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     12.  Final and Binding Effect.  Paul understands that if this Agreement
          ------------------------
becomes effective it will have a final and binding effect and that by signing and not timely revoking this Agreement he may be giving up legal rights.

     13.  Representations.  By signing this Agreement, Paul represents that he
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has read this Agreement and understands all of its terms.  By signing this
Agreement, the Company represents that this Agreement has been authorized by the Executive Committee of the Company's Board of Directors.

     14.  Construction of Agreement.  Each provision of this Agreement shall be
          -------------------------
considered separate and independent from the other provisions of this Agreement, and no invalidity of a provision shall affect any other provision of this Agreement. This Agreement has been the subject of extensive negotiations between the parties and is their mutual product; accordingly, no rule of strict construction shall be applied against the Company. Except as set forth above in this Section, customary principles of contract construction shall apply to this Agreement and are incorporated herein.

     15.  Notices.  All notices and other communications hereunder or in
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connection herewith shall be deemed to have been duly given if in writing and
(i) in the case of Section 11, delivered personally or by facsimile, confirmed by overnight delivery, or (ii) in any other case, delivered personally or sent by registered or certified mail, return receipt requested, and first-class postage prepaid:

     (a)  If to the Company:

          Best Power Technology, Incorporated
          P.O. Box 280
          Route 1 Box 106 Highway 80
          Necedah, Wisconsin  54646
          Attention:  Corporate Secretary

          With a copy to:

          Thomas C. Judge
          Michael, Best & Friedrich
          135 South LaSalle Street
          Suite 1610
          Chicago, Illinois  60603-4391

          (or at such other address or with a copy to such other person or addresses as may have been designated from time to time by notice in writing); or






























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     (b)  If to Paul:

          Steve J. Paul
          1522 Lakeview Drive
          Tomah, Wisconsin 54660


          With a copy to:

          Robert F. Henkle, Jr.
          Reinhart, Boerner, Van Deuren,
            Norris & Rieselbach, s.c.
          1000 North Water Street
          Suite 2100
          Milwaukee, Wisconsin 53202

          (or at such other address or with a copy to such other person or addresses as may have been designated from time to time by notice in writing).


     16.  Release of Funds.Concurrently with its execution and delivery of this
          ----------------
Agreement, the Company is being furnished with a letter from Paul's counsel, Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., setting forth certain acknowledgements and agreements with respect to this Agreement, the funds described in Section 1(a) and related matters. The Company and Paul hereby authorize such counsel to release to Paul the funds described in Section 1(a) following the close of business on the Effective Date, but only upon the receipt by such counsel of (a) a certification by Paul to the effect that Paul affirms and does not revoke his acceptance of this Agreement, that he has fully performed his obligations hereunder since the date of his signing, dating and sending hereof, and that he has no knowledge of a breach hereof by the Company and (b) a certification by the Company to the effect that it has not received notice of revocation of this Agreement from Paul, that it has fully performed its obligations under this Agreement since the date hereof, and that it has no knowledge of a breach hereof by Paul. In the event that (i) Paul revokes his acceptance of this Agreement pursuant to Section 11 or (ii) any of the certifications described above in this Section are not provided in the respective forms required by the close of business on the Effective Date (unless, in the case of clause (ii), waived by both parties hereto), the Company's deposit pursuant to Section 1(a) and any interest accrued thereon shall forthwith be remitted by such firm by wire transfer to the Company.

     17.  Receipt.  Paul hereby acknowledges receipt of this Agreement
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on March 31, 1995.


























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                                    BEST POWER TECHNOLOGY, INCORPORATED


                                    By: /s/ Dennis E. Burke
                                       --------------------------------
                                       Executive Vice President - Administration

                                        /s/ Steve J. Paul
                                     ----------------------------------
                                                      Steve J. Paul
































































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